UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2024
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4360 Park Terrace Drive, Suite 100 Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 4, 2024, Michael Beer agreed to serve as Chief Financial Officer, effective as of April 15, 2024.
The appointment of Michael Beer, age 42, as Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Beer and any director or executive officer of the Company, and there are no transactions between Mr. Beer and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
Mr. Beer served as Chief Financial Officer at FreeWire Technologies, Inc., an industry leader in ultra-fast EV charging, battery storage and energy management solutions, from 2021 to 2024. From 2017 to 2021, he was Head of Financial Strategy & Investor Relations at Luminar Technologies, Inc (Nasdaq: LAZR), culminating in the company’s public listing. Prior to LAZR, from 2010 to 2017, Mr. Beer served as a Senior Research Analyst for Citigroup Inc. in Hong Kong and Singapore, where he covered transportation, logistics, and infrastructure across Asia. Mr. Beer also currently serves on the Board of Directors at UK-based venture builder, Cambridge Future Tech Ltd. (CFT) and is a Partner at Vest Coast Capital. Mr. Beer graduated with a Bachelor’s Degree in Finance and Entrepreneurship from the Eller College of Management at the University of Arizona and received his MBA in from the Wharton School of the University of Pennsylvania.
Concurrently with Mr. Beer assuming the position of Chief Financial Officer, Jan Kees van Gaalen will cease to serve as Chief Financial Officer.
In connection with his appointment, Mr. Beer and Energy Vault Holdings, Inc. (the “Company”) entered into an employment offer letter (the “Offer Letter”) setting forth certain terms and conditions of his employment as the Company’s Chief Financial Officer, included as exhibit 10.1 hereto and incorporated by reference herein.
Pursuant to the Offer Letter, Mr. Beer is entitled to an initial annual base salary of $375,000 and is eligible to earn an annual discretionary cash performance award initially targeted at 100% of his base salary based on the attainment of applicable individual and company performance targets set each calendar year, subject to his continued employment. For fiscal year 2024, the Company has agreed to pay a minimum of 50% of Mr. Beer’s target bonus, which will be paid at the same time as other 2024 bonuses, but no later than March 15, 2025.
Pursuant to the Offer Letter, Mr. Beer will receive an initial grant of 600,000 restricted stock units (“RSUs”) under the Company’s 2022 Employment Inducement Award Plan (the “Inducement Plan”) and an award agreement thereunder that will be subject to time-based vesting. Additionally, pursuant to the Offer Letter, Mr. Beer will receive an award of 800,000 stock options and 600,000 performance-based RSUs pursuant to the Inducement Plan and award agreements thereunder (together, the “Performance Award”). The Performance Awards will vest (subject to continued service) based upon the attainment of certain stock performance objectives. These awards are subject to the approval by the Company’s board of directors or its compensation committee.
Upon a termination of Mr. Beer’s employment without “cause” by the Company or resignation by Mr. Beer for “good reason” (each as defined in the Offer Letter), Mr. Beer is entitled to receive (i) an amount of cash equal to 1.0 times his annual base salary, (ii) a pro-rated target annual bonus for the year in which termination occurs and (iii) eighteen months of Company paid COBRA continuation coverage. However, if any such termination occurs within eighteen months following a change in control, he will instead receive (i) an amount of cash equal to 1.5 times the sum of his annual base salary and target annual bonus, (ii) a pro-rated target annual bonus for the year in which termination occurs, (iii) eighteen months of Company paid COBRA continuation coverage, and (iv) full vesting of his outstanding and unvested equity awards.
The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1	Form of Offer Letter, dated as of April 4, 2024, by and between Michael T. Beer and Energy Vault Holdings, Inc.
99.1	Press release issued by Energy Vault Holdings, Inc., dated April 4, 2024
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: April 4, 2024	By:	/s/ Josh McMorrow
Name: Josh McMorrow
Chief Legal Officer